EXHIBIT 10.5

EAGLE MATERIALS INC.

AMERICAN GYPSUM COMPANY

SALARIED INCENTIVE COMPENSATION PROGRAM

FOR FISCAL YEAR 2022*

1.	Purpose

The purpose of the American Gypsum Company Salaried Incentive Compensation Program for Fiscal Year 2022 (the "Plan") is to establish an incentive bonus program which:  (i) focuses on the performance of American Gypsum Company ("American") as well as individual performance; and (ii) aligns the interest of participants with those of the shareholders of Eagle Materials Inc. ("Eagle").  The Plan is adopted by the Compensation Committee of the Board of Directors (the "Committee") under the structure of Eagle Materials Inc. Amended and Restated Incentive Plan (the "Incentive Plan") and is subject to all the terms and conditions of such Incentive Plan, including, without limitation the limits set forth in Section 8 of the Incentive Plan. The Plan shall be in effect for the fiscal year ending March 31, 2022.

2.	Bonus Pool

To insure reasonableness and affordability the available funds for bonus payments are determined as a percent of the EBITDA of American.  The actual percentage may vary from year to year.  For Fiscal Year 2022, the bonus pool will be equal to 2.0% of American's EBITDA.

Participants must be employed at fiscal year-end to be eligible for any bonus award.  Awards may be adjusted for partial year participation for participants added during a year.  The Committee hereby delegates to the CEO of Eagle all its duties and authorities to grant awards under the Plan except that the Committee shall retain all authority with respect to awards to the American President.

3.	Eligibility

The American President, Vice Presidents and Plant Managers will be participants in the Plan.  Additional participants who have management responsibilities or are in a professional capacity that can measurably impact earnings may be recommended by the American President subject to the approval of the Eagle Materials CEO. The addition of new plan participants will not affect the total pool available but will in effect dilute the potential bonuses of the original participants.

A participant must be an exempt salaried manager or professional.  No hourly or non-exempt employee may participate.  Participants in this Plan may not participate in any other company incentive plan with monetary awards, except for American Gypsum Company’s Long-Term Compensation Program, the Eagle Materials Long-Term Compensation Program and the Eagle Materials Special Situation Program.

4.	Allocation of Pool

The American President will be eligible for a percentage of the pool to be recommended by the Eagle CEO and shall be approved by the Committee. The American President will recommend the distribution of the remainder of the company pool.  For each participant in the Plan, the maximum annual bonus award opportunity is represented by the percentage of the pool assigned to such participant.  The participants in the Plan and their percentage of the pool will be approved by the Eagle CEO (except for the American President and his percentage which shall be approved by the Committee) at the beginning of the fiscal year for which the bonus is being earned.

The American President's bonus opportunity shall be 50% goal based, 10% budget based and 40% discretionary taking into consideration overall job performance and compliance with Eagle Policies and Code of Ethics.  All participants in the Plan must have the ability to significantly affect the performance of the subsidiary company by achieving measurable, quantifiable objectives.  The American President will determine the objective and discretionary balance of bonus opportunities for the other participants in this Plan, subject to approval by the Eagle CEO.

5.	Objective Criteria

At the beginning of the fiscal year goals and objectives shall be established for each participant.  Objectives should be measurable and focus on areas that have meaningful impact on our operational performance.

6.	Measuring Performance

At the close of the fiscal year the American President will review each participant's overall performance and each participant's achievement of the goals and objectives submitted at the beginning of the fiscal year and recommend the distribution of the pool to the participants.  Distribution of the pool to all participants other than the American President requires the approval of the Eagle CEO.  Distribution of any portion of the pool to the American President requires the recommendation of the Eagle CEO and the approval of the Committee.

Any portion of the Company Operating Pool not paid out (unearned) or forfeited will be added to the Special Situation Program (the "SSP") at Corporate.

7.	No Employment Guaranteed

No provision of this Plan hereunder shall confer any right upon any participant to continued employment.

8.	Governing Law

This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

9.	Recoupment

This Plan (and amounts paid in respect hereof) shall be subject to the terms of the recoupment (clawback) policy adopted by Eagle as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to Eagle or its subsidiaries.

*Note:  On May 17, 2021, the Compensation Committee approved this program.  The Compensation Committee also determined the percentage of the pool available for payment of the annual incentive bonus to the following named executive officer participating in the program:  Steven L. Wentzel, 12.5%.